UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 21, 2013
Date of Report (Date of earliest event reported)

Rango Energy Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53253 (Commission File Number)	20-8387017 (IRS Employer Identification No.)

4651 Shell Road, Suite 140 Richmond, BC, Canada (Address of principal executive offices)	V6X 3M3 (Zip Code)

(888) 224-6039
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2013, the board of directors of Rango Energy Inc. (the "Company") (i) appointed Harpreet Sangha, the Company's current Chairman, as Chief Executive Officer of the Company, (ii) appointed Herminder Rai, the Company's current Chief Financial Officer, as a director of the Company, and (iii) appointed Craig Alford as Vice President Exploration and as a director of the Company.

On May 27, 2013, the board of directors of the Company accepted the resignation of Charles Paul George as President, Secretary and a director of the board of directors of the Company. Concurrent with the resignation of Mr. George, the board of directors appointed Harpreet Sangha, the Company's current Chairman and Chief Executive Officer, as President and Secretary of the Company.

As a result, the Company's current officers and directors are as follows:
Name	Position
Harpreet Sangha	President, Chief Executive Officer, Secretary and Chairman of the board of directors
Craig Alford	Vice President Exploration and a director
Herminder Rai	Chief Financial Officer and a director

Craig Alford, PGeo, has been involved for over 26 years in mineral exploration and mining development. His experience has focused on precious and base metal deposits throughout North and South America, Central Asia, China, Australia and Africa. This experience has included independent consulting assignments, in addition to the management of major and junior company exploration programs worldwide. Mr. Alford holds both a Bachelor of Science (Honours) and a Master of Science in Geology and is a professional geologist registered with the Association of Professional Geoscientists of Ontario (APGO). Mr. Alford has served as a director of Sharprock Resources Inc. since October 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
RANGO ENERGY INC.
DATE: May 28, 2013	/s/ Herminder Rai Herminder Rai Chief Financial Officer and a director

__________